Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Jeffrey W. Farrar
Executive Vice President and CFO
(540) 829-1603
farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP, INC. ANNOUNCES 5%

GROWTH IN FIRST QUARTER EARNINGS

Culpeper, VA-Virginia Financial Group, Inc. (NASDAQ: VFGI) today reported first quarter 2004 earnings of $3.5 million or $.48 per diluted share, an increase of 4.9% compared to earnings of $3.3 million or $.46 per diluted share for the first quarter of 2003. Diluted earnings per share growth represented an increase of 4.4% compared to first quarter 2003 results.

VFG’S earnings for the first quarter of 2004 produced an annualized return on average assets of .99% and an annualized return on average equity of 11.51%, compared to prior year ratios of 1.20% and 11.62%, respectively.

Total revenues for the first quarter of 2004 were $15.9 million, an increase of $2.0 million or 14.4% over the $13.9 million in 2003. The largest component, net interest income, amounted to $12.5 million for the first quarter, up $2.2 million or 21.5% compared with $10.3 million for the same quarter in 2003. Continuing loan growth and contributions from eight new branches purchased late in 2003 were primarily contributors to this growth. The net interest margin for the first quarter of 2004 was 4.09%, an improvement of .18% when compared to 3.91% for the fourth quarter of 2003, but down .18% when compared to 4.27% for the first quarter of 2003.

Total noninterest income was $3.5 million for the first quarter of 2004, a decrease of $202 thousand or 5.5% compared to $3.7 million for the first quarter of 2003. Lower revenues from VFG’s mortgage operations where the primary contributor to this decline. Fees and net gains from mortgages sold were $645 thousand for the first quarter of 2004, a decrease of $418 thousand or 39.3% from the first quarter of 2003. Originations were down $20.9 million or 32.9%, from $63.5 million for the three months ended March 31, 2003 to $42.6 million for the three months ended March 31, 2004. Refinance loans represented $51.2 million or 80.6% and $27.7 million or 65.1% of total originations for the three-month periods ended March 31, 2003 and 2004, respectively. Offsetting much of this decline were retail banking fees, which increased $301 thousand to $1.5 million, compared to $1.2 million in 2003.

Noninterest expense for the first quarter of 2004 amounted to $10.4 million, an increase of $1.3 million or 14.0% compared $9.2 million for the same period in 2003. This increase is largely attributable to the Company’s expansion efforts, and the incremental costs associated with the eight purchased branches, loan production offices in Charlottesville and Lynchburg and a de novo branch in Fishersville, Virginia.

The Company continues to see improvement in its asset mix, with loan growth of $249.0 million or 34.8% from $716.1 million at March 31, 2003 to $965.2 million at March 31, 2004, and growth of $42.1 million or 4.4% for the first quarter of 2004 from $923.1 million at December 31, 2003.. Total asset growth was $275.1 million or 24.2% from $1.14 billion at March 31, 2003, to $1.41 billion at March 31, 2004, and growth of $23.7 million or 1.7% from $1.39 billion at December 31, 2003. Deposits grew $229.5 million or 23.4% from $980.2 million at March 31, 2003 to $1.21 billion at March 31, 2004, and remained essentially flat for the first quarter of 2004. A significant component of the twelve month growth relates to the branch purchase in September 2003, which initially accounted for approximately $201 million in asset and deposit growth, and $79 million in loan growth for the period.

The major component of loan growth during the past twelve months occurred in the non-residential real estate portfolio, which grew $115.4 million or 37.6% from $306.5 million at March 31, 2003 to $421.9 million at March 31, 2004. Construction lending represented the largest percentage increase, with growth of $44.6 million or 74.0% from $60.2 million to $104.8 million. Commercial lending and residential real estate portfolios also experience double-digit growth year to year. For the quarter ended March 31, 2004, real estate construction loans increased $10.4 million or 11.1%, residential real estate loans decreased $1.5 million or .5%, nonresidential real estate loans increased $17.6 million or 4.4% and commercial loans increased $6.3 million or 8.6%.

The Company’s asset quality remains sound, with VFG’s ratio of non-performing assets as a percentage of total assets amounting to .49% as of March 31, 2004, compared to .79% at March 31, 2003 and .53% at December 31, 2003. Net charge-offs as a percentage of average loans receivable amounted to .01% for the quarter ended March 31, 2004, compared to .02% for the quarter ended March 31, 2003 and .03% for the previous quarter ended December 31, 2003. At March 31, 2004, the allowance for loan losses as a percentage of non-performing assets was 148.5%, while the allowance as a percentage of total loans amounted to 1.07%. The Company increased its provision for loan losses by $358 thousand or over 100%, from $323 thousand for the three months ended March 31, 2003 to $681 thousand for the three months ended March 31, 2004, consistent with the loan growth experienced for the period.

VFG is the holding company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The organization maintains a network of thirty-seven branches serving Central and Southwest Virginia. It also has loan production offices located in Charlottesville and Lynchburg.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address certain results that are expected or anticipated to occur or otherwise state the company’s predictions for the future. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include but are not limited to: general economic conditions, significant fluctuations in interest rates that could reduce net interest margin; difficulties in executing integration plans: reduction of fee income from existing products due to market conditions; and the amount of growth in the company’s general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein. Please refer to VFG’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Three Months Ended		Percent Increase (Decrease)
	3/31/2004	3/31/2003
INCOME STATEMENT
Interest income - taxable equivalent	$17,842	$15,860	12.50%
Interest expense	4,888	4,991	-2.06%
Net interest income - taxable equivalent	12,954	10,869	19.18%
Less: taxable equivalent adjustment	462	588	-21.43%
Net interest income	12,492	10,281	21.51%
Provision for loan and lease losses	681	323	110.84%
Net interest income after provision for loan and lease losses	11,811	9,958	18.61%
Noninterest income	3,457	3,659	-5.52%
Noninterest expense	10,435	9,150	14.04%
Provision for income taxes	1,378	1,173	17.48%
Net income	$3,455	$3,294	4.89%

PER SHARE DATA
Basic earnings	$0.48	$0.46	4.35%
Diluted earnings	$0.48	$0.46	4.35%

Shares outstanding	7,155,519	7,161,234
Weighted average shares -
Basic	7,153,348	7,168,741
Diluted	7,202,328	7,202,137

Dividends paid on common shares	$0.19	$0.18

PERFORMANCE RATIOS
Return on average assets	0.99%	1.20%	-17.50%
Return on average equity	11.51%	11.62%	-0.95%
Return on average realized equity (A)	11.98%	12.35%	-3.00%
Net yield on earning assets (taxable equivalent)	4.09%	4.27%	-4.22%
Efficiency (taxable equivalent) (B)	63.54%	62.89%	1.03%

ASSET QUALITY
Allowance for loan losses
Beginning of period	$9,743	$9,180
Provision for loan losses	681	323
Charge offs	(176)	(175)
Recoveries	35	39
End of period	$10,283	$9,367

Non-performing assets:
Non-accrual loans	$2,121	$1,085
Loans 90+ days past due and still accruing	78	46
Other real estate owned	241	576
Troubled debt restructurings	4,483	7,041
Total non-performing assets	$6,923	$8,748

NOTES: Applicable ratios are annualized

(A)	Excludes the effect on average shareholders’ equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B)	Excludes foreclosed property expense and non-recurring items for all periods.

Consolidated Balance Sheets

Selected Balance Sheet Data

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands)

	3/31/2004	3/31/2003	Percent Increase (Decrease)
End of period balances

Securities available for sale	$325,001	$308,580	5.32%
Securities held to maturity	5,840	7,053	-17.20%

Total securities	330,841	315,633	4.82%

Real estate - construction	104,804	60,243	73.97%
Real estate - 1-4 family residential	307,097	219,682	39.79%
Real estate - commercial and multifamily	421,887	306,510	37.64%
Commercial, financial and agricultural	80,173	66,363	20.81%
Consumer loans	47,428	51,109	-7.20%
All other loans	3,761	12,211	-69.20%
Total loans	965,150	716,118	34.78%

Allowance for loan losses	(10,283)	(9,367)	9.78%

Other earning assets	8,935	37,696	-76.30%

Total earning assets	1,304,926	1,069,447	22.02%

Total assets	1,410,928	1,135,793	24.22%

Non-interest bearing deposits	219,413	181,807	20.68%
Money market & interest checking	361,498	286,395	26.22%
Savings	139,807	109,210	28.02%
CD’s and other time deposits	488,979	402,800	21.39%
Total deposits	1,209,697	980,212	23.41%

Short-term borrowed funds	34,038	21,938	55.16%
Trust preferred capital notes	20,000	—	100.00%
Federal Home Loan Bank advances	14,120	9,140	54.49%

Total interest-bearing liabilities	1,058,442	849,483	24.60%

Total shareholders’ equity	123,429	115,566	6.80%

Average balances

Total assets	1,403,681	1,110,692	26.38%

Total shareholder’s equity	$120,732	$115,058	4.93%

Consolidated Statements of Income

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands)

	For the Three Months Ended
	3/31/2004	3/31/2003
Interest Income
Interest and fees on loans	$14,055	$12,208
Interest on deposits in other banks	1	2
Interest on investment securities:
Taxable	95	114
Interest and dividends on securities available for sale:
Taxable	2,431	1,920
Nontaxable	749	894
Dividends	47	55
Interest income on federal funds sold	2	79
Total Interest Income	17,380	15,272

Interest Expense
Interest on deposits	4,534	4,750
Interest on trust preferred capital notes	28	—
Interest on Federal Home Loan Bank advances	155	192
Interest on federal funds repurchased and securities sold under agreements to repurchase	100	48
Interest on other short-term borrowings	71	1
Total Interest Expense	4,888	4,991

Net Interest Income	12,492	10,281
Provision for loan losses	681	323
Net Interest Income after Provision for Loan Losses	11,811	9,958

Other Income
Retail banking fees	1,549	1,248
Fees from fiduciary activities	776	779
Brokerage services	198	233
Other operating income	289	312
Gains (losses) on securities available for sale	—	24
Gains (losses) on other real estate owned	—	—
Gains (losses) on sale of fixed assets	—	—
Fees on mortgage loans sold	645	1,063
Total Other Income	3,457	3,659

Other Expense
Compensation and employee benefits	5,860	5,258
Net occupancy expense	706	570
Supplies and equipment	1,044	948
Amortization-intangible assets	173	39
Computer services	299	341
Professional fees	201	212
Other operating expenses	2,152	1,782
Total Other Expense	10,435	9,150

Income Before Income Tax Expense	4,833	4,467
Income tax expense	1,378	1,173
Net Income	$3,455	$3,294

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES

VIRGINIA FINANCIAL GROUP INC. (NASDAQ: VFGI)

THREE MONTHS ENDED MARCH 31, 2004 AND 2003

	2004			2003
Dollars in thousands	Average Balance	Interest Income/ Expense	Average Rates	Average Balance	Interest Income/ Expense	Average Rates
Assets

Loans receivable, net	$942,969,430	$14,114,179	6.02%	$716,686,783	$12,310,249	6.97%
Investment securities
Taxable	257,815,886	2,573,977	4.02%	203,826,441	2,093,476	4.11%
Tax exempt	70,909,182	1,151,963	6.53%	79,592,159	1,375,605	6.91%

Total Investments	328,725,068	3,725,940	4.56%	283,418,600	3,469,081	4.90%

FHLB interest bearing	548,712	754	0.55%	486,712	1,563	1.30%
Federal funds sold	858,579	2,085	0.98%	27,426,067	79,296	1.17%

	330,132,359	3,728,779	4.54%	311,331,379	3,549,940	4.56%

Total Earning Assets	$1,273,101,789	17,842,958	5.64%	$1,028,018,162	15,860,189	6.24%

Liabilities and Stockholders’ Equity
Time and savings deposits
Interest-bearing transaction accounts	$196,532,271	$385,099	0.79%	$123,863,743	$236,139	0.77%
Money market deposit accounts	169,228,844	405,823	0.96%	156,452,419	536,223	1.39%
Passbook savings accounts	137,018,701	248,569	0.73%	106,919,155	310,336	1.18%
Certificates of deposit >$100k	115,851,857	986,679	3.43%	90,441,424	884,807	3.97%
Certificates of deposit <$100k	372,339,730	2,507,815	2.71%	312,594,143	2,782,817	3.61%

Total Time and Savings Deposits	990,971,403	4,533,985	1.84%	790,270,884	4,750,322	2.44%

Federal funds purchased	32,568,564	71,722	0.89%	19,521,938	48,000	1.00%
Trust preferred capital notes	3,076,923	27,733	3.63%
Other short term borrowings	26,414,286	98,415	1.50%	453,597	1,460	1.31%
Federal Home Loan Bank advances	9,522,198	154,876	6.54%	12,217,556	191,556	6.36%

	71,581,971	352,746	1.98%	32,193,091	241,016	3.04%

Total Interest- Bearing Liabilities	$1,062,553,374	4,886,731	1.85%	$822,463,975	4,991,338	2.46%

Net interest income (tax equivalent)		$12,956,227			$10,868,851

Average interest rate spread			3.79%			3.78%
Interest expense as percentage of
average earning assets			1.54%			1.97%
Net interest margin			4.09%			4.27%